Exhibit 99.3

May 1, 2014

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you very much for joining us. To start, for those of you who might not be familiar with XPO, here’s some information about our company and strategy. We’ll explain the drivers behind our 26% average quarterly growth rate over the last 27 months, and our 51% organic growth in the most recent quarter.

We took control of XPO Logistics in September of 2011, with the objective of building a world-class transportation logistics company under the new XPO Logistics brand. We put a highly skilled management team in place and began executing our disciplined strategy for growth:

•	Acquire attractive companies that bring value and are highly scalable;

•	Optimize our existing operations with vigorous recruitment and training programs and state-of-the-art IT; and

•	Open cold-starts in locations where we can hire a large number of qualified salespeople to drive returns.

Today, we’re one of the fastest-growing logistics companies in North America, with a freight brokerage division that we’ve taken from a single location to the fourth largest brokerage firm in two years. We’re the largest provider of last-mile logistics, the largest manager of expedited shipments, and the third largest provider of intermodal services, with growing positions in managed transportation, freight forwarding and less-than-truckload brokerage.

We completed eleven acquisitions to date, including the billion-dollar Pacer business in March. We grew our headcount from barely 200 employees in late 2011 to approximately 3,000 and counting. We developed cutting-edge recruiting, training and onboarding programs. And we introduced a scalable IT platform, with three major upgrades and enhancements every few weeks.

We have a nationwide cold-start program underway with 24 locations operating under experienced leadership: 11 in freight brokerage, 12 in freight forwarding and one in expedite. Our drayage and expedited subsidiaries have more than 1,000 owner-operator trucks under contract. And our capacity procurement hubs in Charlotte, Chicago and Atlanta manage relationships with an additional 26,000 carriers, representing capacity of more than half a million trucks on the road.

Most important, we’ve instilled a high-octane, performance-driven culture focused on delivering world-class service to customers. Our sales and operations people know how to deal with customers on a professional basis, and we work to differentiate XPO by providing a consistently superior customer experience.

Our March acquisition of Pacer International is our fourth in the last eight months. In the last half of 2013, we bought 3PD and Optima – the largest providers in their last-mile sectors. And in December we acquired NLM, the leading online manager of expedited shipments. The addition of NLM to our expedited group made us the largest manager of expedited shipments in North America, and gave us an important foothold in managed transportation. We’ve made XPO a major player in the fastest-growing areas of logistics: last-mile logistics, for example, is growing at five to six times GDP, and intermodal is growing at three to five times GDP.

We’re bullish about the Pacer acquisition for a lot of reasons, but four in particular. First, the intermodal sector is one of the fastest-growing areas of transportation logistics. Second, it made us the third largest provider of intermodal services in North America. Third, we’re now the number one provider of intermodal services in the cross-border Mexico marketplace, which is exhibiting strong growth trends. And fourth, the combination has created growth opportunities in every area of our service offering.

Intermodal is a dynamic, $15 billion sector that has been growing at three to five times GDP. Many shippers are discovering that they can use intermodal to lower their transportation costs for freight that travels at least 600 miles or so, in part because rail can be up to three times more fuel-efficient than truck for long haul. Currently, more than a third of our over-the-road freight movements travel over 600 miles – that could make them ripe for conversion to intermodal.

Cross-border Mexico is a high-growth sector of intermodal, driven by a shift to near-shoring by manufacturers. Mexico offers a competitively priced labor force and greater speed-to-market than overseas locales such as China – and compared to truckload, rail can offer a more cost-effective way to move freight cross-border. In addition, the Mexican government and railroads have made significant investments in the country’s transportation infrastructure. It’s estimated that approximately 2.8 million trucks move cross-border each year, so there’s a large potential universe for conversion to rail.

In addition to these revenue opportunities, the Pacer acquisition offers significant cost synergies. Our updated estimate for synergies from the integration has tripled from our initial expectations. We now expect to realize $15 million of synergies in technology, real estate, sales and administrative functions, public company costs, and duplicative personnel – and we’ve already executed on many of them.

For example, we quickly implemented our plan to reverse the losses of Pacer’s logistics business. We closed or consolidated 16 offices and retained 10 profitable operations as part of our XPO Global Logistics freight forwarding group. Dominick Muzi, who’s done a superb job at ramping up our profitability in freight forwarding over the last three years, is now in charge of growing this combined organization.

We put the former Pacer truck brokerage business under the leadership of Josh Allen, and fully integrated it with XPO. Josh is one of our regional VPs – he’s been growing our brokerage offices in Louisville and Cincinnati at a fast clip. We moved the operations onto our proprietary Freight Optimizer technology, which has allowed the team to serve customers better and price loads more effectively. They can do their job faster on our more user-friendly system, with access to our more than 26,000 carrier relationships.

Our purchase of Pacer increased XPO’s sales and service network to approximately 3,000 employees at 123 locations. We’re facilitating more than 25,000 deliveries a day for our customers, many of whom are enthusiastic about taking advantage of our expanded range of services. We’re in a strong position to leverage an important industry trend: many customers, particularly large shippers, want to winnow down their relationships to fewer, larger 3PLs with deep capacity across a range of services. We’re being responsive to the services our customers need and want by becoming a source of deep capacity across all major modes of transportation.

Those are the highlights of the Pacer acquisition and the potential upside it represents. Now let’s take a closer look at each part of our strategy and the significant growth that’s embedded in our business model.

First is scale and optimization. This starts with our industry fundamentals. The transportation logistics industry in the United States alone is about a trillion dollars annually. Over-the-road trucking is about $350 billion of that spend, with an estimated 15% penetration rate by brokers. This equates to a $50 billion opportunity that’s growing at about two to three times GDP. Currently, we have more than 14,000 customers, primarily in manufacturing, industrial, retail, commercial, life sciences and government-related accounts – yet we serve less than 2% of the addressable market.

One thing that’s likely to drive increased penetration is an outsourcing trend with both shippers and carriers. It makes economic sense for carriers to find loads through brokers instead of carrying the costs of an internal sales team. And shippers – including those with direct carrier relationships – need large 3PLs as a source of critical capacity when trucks are hard to find. We’ve positioned our company to benefit from this long-term trend. We’re building XPO not just for the $50 billion that’s going through brokers right now, but for the $300 billion that’s currently going direct from shippers to carriers.

In addition to being large and growing, our industry is highly fragmented. There are more than 10,000 licensed brokers in the U.S., but only about 25 brokerage firms with more than $200 million in revenue. Fragmentation gives us a dual benefit: it supports the acquisition leg of our strategy, and creates a competitive advantage for XPO as one of the largest brokerage firms in North America.

We’re working diligently to raise our profile in front of every prospective customer in this space. We’ve identified the 2,000 largest shippers in North America as strategic account targets. The next largest 5,000 shippers are our national account targets. In addition, there are hundreds of thousands of small and medium-sized customers who can use our services. Our branch network reaches out to them every day.

We see huge growth potential in strategic accounts. Last year, we launched a strategic accounts team to target opportunities with the largest shippers. Every one of our strategic account managers has deep industry experience, and a long track record with large shippers. They’re very attentive to the nuances of the needs of large shippers, and they’re getting a favorable response from these customers – in the first quarter alone, we’ve signed business with 33 new strategic accounts.

Our strategic accounts team includes a number of high-profile industry veterans, including Jeff Battle, Dennis McCaffrey, Greg Ritter and Jim Commiskey. Jeff is one of the key executives who led the growth of Turbo Logistics over the last two decades. Dennis has 20 years in the industry, and most recently ran the outside sales organization for our expedited transportation group. Greg was previously president of Knight Brokerage, and before that he was with C.H. Robinson for 22 years. And Jim came to us from Pacer. He has more than 20 years of transportation experience, including management positions with UPS and Menlo Worldwide.

Beyond strategic accounts, we’re focused on leveraging our broader multi-modal offering with customers of all sizes, both new business and existing accounts. We’re doing this in a disciplined and organized manner. All of our salespeople are on salesforce.com, and we’ve assigned a single point of contact for each customer. This gives us good visibility into the progress of sales activities, and it helps us to cross-sell our services.

Less-than-truckload is another revenue stream that’s on our doorstep. We’re taking steps to tap into this $32 billion sector in a big way. Currently, less than $25 million of our company’s annual revenue comes from LTL – yet almost all of our full truckload customers have LTL business. Our acquisition of Interide in May brought us a lot of LTL expertise, as well as an LTL technology platform that we’ve rolled out in all of our sales offices. Now that we’ve combined Interide’s carriers with our own network, we’re already getting better LTL rates. We’re very excited about the magnitude of the LTL opportunity.

Our experience tells us that the common denominator across all these lines of transportation is that customers want results. They want on-time pickup and delivery. They want their goods to arrive safely. They’re very focused on making sure that service failures don’t happen. If a problem does occur, they want to know about it right away and they want to see a solution. We get that. If you walk into one of our branch offices, you’ll see that our people are professional, efficient and on top of things.

One of the ways we empower our employees to deliver world-class service is through our information technology. We believe that our technology is a big differentiator in our industry. We have a dedicated development team in Cambridge, Mass., that focuses solely on driving innovation and the effectiveness of our systems. We design our systems to make sure they can accommodate huge scale and complex automation. They create the discipline that helps us manage rapid growth.

In 2012, we put a scalable IT platform in place across the company, with sales, service, carrier and track-and-trace capabilities. We followed that up with new pricing tools, load-covering capabilities, and the introduction of our proprietary freight optimizer software. More recently, we introduced a carrier rating engine and LTL upgrades, and enhanced our customer and carrier portals.

Our IT team has created algorithms that provide actionable pricing information and carrier procurement, as well as analytic capabilities for truckload market conditions. As we acquire lane and pricing histories from the companies we purchase, that information gets added to our database and can be used by our salespeople. For example, we can pull in real-time market data to highlight demand and availability in specific lanes and regions. This gives our salespeople price and capacity visibility across North America.

We use detailed carrier profiling that identifies each carrier’s strengths, equipment, preferred lanes and performance metrics. And we have similar profiling for our customers, that pinpoints both operational and load requirements. We also have the ability to manage our customers’ specific routing guides and tariffs, which makes us a true partner to larger accounts.

That’s an overview of part one of our strategy: scale and optimization. Part two is acquisitions. When we look at a potential acquisition, it’s more than just a financial transaction. We ask ourselves, what special value does this company bring to the table? How does it fit into XPO? Is this an operation that we can grow to many times its current size? Will the employees be exceptional additions to our organization? And most important, is it a service that our customers need and want?

Our acquisition of NLM, the leader in web-managed expedite logistics, gave us a strong foothold in managed transportation. We now manage more shipments in the $4 billion expedite sector than any other 3PL in North America. Our company’s roots are in expedited, which requires picking up and delivering freight very quickly, with a goal of zero service failures. Our expedite business dates back more than 20 years – so a do-or-die mindset of meeting customer needs is embedded in our DNA.

In January, we appointed Chris Healy as president of our four expedited operations: Express-1, XPO NLM, XPO Air Charter and our Gainesville, Ga., expedited office. Chris is a 30-year veteran of the transportation industry with deep experience in expedited services. He’s held senior positions with Active Aero Charter, Boyd Brothers Transportation, Caliber Logistics (now FedEx Supply Chain Services) and Roberts Express (now FedEx Custom Critical). We’re excited to have him on board.

We’re also the largest provider of last-mile logistics for heavy goods. Our acquisitions of 3PD and Optima Service Solutions have made us the largest player in this space. Last-mile is a $13 billion sector that is growing at five to six times GDP. Shippers depend on us to represent their brand during “white glove” deliveries inside a customer’s home, often with family members present. Less-than-stellar service is simply not an option. We see an opportunity to differentiate XPO on the basis of phenomenal customer service in each of our lines of business: truckload, LTL, intermodal, expedited, last-mile and freight forwarding.

Our acquisition program continues to be very lively – we’re working with a pipeline that includes prospects in most of our areas of service, with an emphasis on freight brokerage. We’ve looked at over 1,000 companies in the last couple of years, and we’ve refined that list to the 100 most attractive companies. Our acquisition team is constantly in dialogue with these targets. Many are eager to join XPO. They like our energy – they know we’re going places. For our part, we’re being very disciplined about seeking out strategically sound acquisitions that align with our core competencies.

We design each acquisition to be a win-win. Our acquired operations can sell the services of our other divisions, and we gain more carriers, customers and expertise that we can use company-wide. For example, we’ve added capabilities in LTL, last-mile, refrigerated and expedited air charter through acquisitions, as well as intermodal. Our acquisitions of Turbo, Kelron, Covered Logistics, 3PD and Pacer increased our penetration with Fortune 500 companies. The added locations give us more real-time visibility into the ebb and flow of pricing in various lanes. As a result of these synergies, our salespeople can cover loads more effectively.

This brings us to the third part of our strategy, and an important one: cold-starts. Of the 24 cold-starts we mentioned earlier, 11 are freight brokerage, including our newest location in Kansas City, which opened in March. Each location is led by a highly experienced branch president. Talent is the most important factor for cold-starts – both leadership and sales talent – so we seek to locate our new branches in prime areas for recruitment.

Even though eight of the other 10 brokerage cold-starts are barely a year old on average, and two have been open for just five months, these locations are already on an annual revenue run rate of over $190 million. A year ago, the run rate was $78 million, so we’ve grown our brokerage cold-start revenue by about 2.5 times in about 12 months, and we’ll continue to grow them fast.

The amount of start-up capital per cold-start is relatively slim: generally a million dollars or less. And there’s a large component of variable-based incentive compensation – so cold-starts of any size can generate extremely high returns on invested capital.

That’s our business plan. Now it comes down to operational excellence: execution and management. So let’s spend a few minutes on our senior management team.

Our CEO, Brad Jacobs, started four highly successful companies from scratch prior to XPO Logistics, and built each of those companies into a billion or multi-billion dollar enterprise. Brad and the management teams he led created dramatic shareholder value. In the process, they completed nearly 500 acquisitions and opened approximately 250 cold-starts.

The two most recent companies Brad led were United Waste Systems, which he built into the fifth largest solid waste management company in North America, and United Rentals, which he grew to be the largest construction equipment rental company in the world. From 1992, when Brad took United Waste public, to 1997, when he sold it for $2.5 billion to Waste Management, the earnings compounded at about 55% CAGR and the stock price outperformed the S&P 500 by 5.6 times. At United Rentals, over the 10 years he led the company, United Rentals stock outperformed the Index by 2.2 times.

Brad spent the better part of his first year with XPO assembling a team whose collective skill set is the perfect fit for our company’s ambitious growth strategy. For a competitor to successfully copy our business plan, it would need the deep bench of talent that we have – not just at the senior executive level, but in every key position. Here are just a few examples of our talent:

John Hardig, our chief financial officer, has been a significant presence in the transportation industry for nearly two decades. Before joining XPO, John was a managing director in the Transportation & Logistics group at Stifel Nicolaus Weisel, and an investment banker in the Transportation and Telecom groups at Alex. Brown and Sons. John has advised transportation and logistics companies on more than 60 M&A and capital market transactions. He lead-managed IPOs for C.H. Robinson and Hub Group, and he was an underwriter on equity offerings for Forward Air, Heartland Express and Knight Transportation.

Scott Malat is our chief strategy officer. He’s involved in all aspects of our company that require strategic thinking, including sales and marketing, operational benchmarking and equity market relationships. Scott knows our industry inside and out. He was the senior equity research analyst covering the air, rail, trucking and shipping sectors at Goldman Sachs prior to joining XPO. Earlier, he was an equity research analyst with UBS, and a strategy manager with JPMorgan Chase.

Troy Cooper is our senior vice president of operations and finance. Before XPO, he was responsible for integrating hundreds of acquisitions for high-growth companies in three different industries – including United Rentals and United Waste. United Rentals had the twenty-fourth largest private equipment fleet in the United States, and United Waste had the fifth largest truck fleet for solid waste collection. In addition to his strong financial skills, Troy brings disciplined oversight to our operations.

Gordon Devens is our general counsel. Gordon is more than just a talented corporate lawyer. After working at Skadden, Arps, he spent 15 years with AutoNation, where he was associate general counsel, and later led AutoNation’s deal team. Gordon has completed over 250 M&A transactions during his career, and he brings that experience to XPO’s growth strategy.

Mario Harik is our CIO. He was previously the CIO at Oakleaf Waste Management, a logistics provider that was sold in 2011. Mario has been tapped over the years by Fortune 100 companies for his expertise in building comprehensive IT organizations and proprietary platforms, similar to what we’re doing here at XPO. He’s put together a superstar team that is using technology in innovative ways that tie directly to customer service. They’ve accomplished a huge amount in a short period of time.

On the carrier side, Lou Amo is our vice president of carrier procurement and operations. Lou has 16 years’ experience working on both the shipper side and the carrier side in senior positions with companies like Electrolux, Union Pacific and Odyssey Logistics. Lou’s team specializes in building relationships with small and medium-sized carriers, mostly with fewer than 50 trucks. We treat our carriers respectfully and professionally, we give them miles at fair rates, and we earn their trust. In return, they work hard to make sure we fulfill our commitment to our customers: to pick up and deliver each shipment on time.

Julie Luna is our chief commercial officer, with over 25 years of industry experience. Julie was the executive vice president of sales and marketing for Pacer’s intermodal business when XPO acquired the company. Prior to Pacer, she held senior positions in sales and marketing and national account management over 23 years with Union Pacific Railroad. As UP’s vice president and general manager for Automotive, Julie led a $1.2 billion business focused on transporting automotive vehicles and parts.

Taken in its entirety, our organization is unique in the industry because it includes top talent from virtually every other major 3PL in North America. Not only do we have deep bench strength, we have a rich diversity of industry experience. We’ve assembled some of the most energetic thinkers in logistics.

Moving on to the financial picture: we more than quadrupled the size of the business in two years. We reported $177 million of revenue for 2011, and by year-end 2013 we had met our targets for a run rate of at least $1 billion and positive EBITDA in the fourth quarter. Now, with Pacer, we’ve taken another huge step forward, putting us on a run rate of approximately $2 billion. Excluding the transaction costs associated with the acquisition, we now have two straight quarters of positive EBITDA.

For the first quarter of 2014, we reported over $282 million of revenue – significantly more than expected – including year-over-year organic revenue growth of 51%. We increased our freight brokerage margin by 620 basis points, and drove revenue up 196% year-over-year. In our expedited business, we increased margin by 1,770 basis points and revenue by almost 42%. And while margin decreased 80 basis points in our freight forwarding business, revenue was up more than 20%.

For 2014, our targets are:

•	An annual revenue run rate of at least $2.75 billion by December 31;

•	An annual EBITDA run rate of at least $100 million by December 31; and

•	At least $400 million of acquired historical annual revenue, excluding the Pacer acquisition.

For 2017, our targets are:

•	Revenue of approximately $7.5 billion; and

•	EBITDA of approximately $425 million.

Finally, it’s worth noting that XPO management owns almost 30% of the company’s shares, based on the SEC beneficial ownership rules. Our interests are entirely aligned with our public shareholders to create substantial long-term value.

So to sum it up: we took a $177 million company and built it into the fourth largest freight broker in North America in two years. We’re focused on rapid, disciplined growth that makes the best use of our resources to create long-term shareholder value. We’ve established leading positions in some of the fastest-growing areas of transportation – intermodal, last-mile and expedited – with a growing presence in less-than-truckload brokerage, global freight forwarding and managed transportation. We currently facilitate more than 25,000 deliveries a day, with 123 locations that serve approximately 14,000 customers in the U.S., Canada and Mexico. We’ve assembled a management team that includes top talent from inside and outside the industry, with a skill set that’s uniquely matched to our strategy. And we have approximately 3,000 employees who are intent on making sure that our customers see XPO as an irreplaceable supply chain partner. When we look ahead, we see a clear path to grow the business far beyond our accomplishments to date. We’re excited about the future of XPO!

Thank you for your interest.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2014 and full year 2017 financial targets and expected cost synergies from the Pacer integration. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of acquisitions, including the expected impact on XPO’s results of operations; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired businesses’ largest customers; XPO’s ability to successfully integrate acquired businesses and realize anticipated synergies and cost savings; rail and other network changes; weather and other service disruptions; and

governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.